Exhibit  99.1

     The text of the press release is as follows:

      Boots & Coots Reports Second Consecutive Quarter of Positive Earnings

HOUSTON, August 08, 2003 -- Boots & Coots International Well Control, Inc. (AMEX: WEL - News). - Boots & Coots reported today that revenues for the second quarter ending June 30, 2003, increased by 101% to $8.0 million as compared with revenue of $4.0 million for the same period of 2002. Revenues earned from Iraq related work were $4.4 million for the second quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $2.9 million in the current period compared to a negative ($0.4 million) in the same period for the prior year. The Company's income from continuing operations was $1.9 million for the current period (prior period $1.7 million loss) resulting in a net income for the current period of $1.9 million (prior period $7.2 million net loss). After deducting preferred stock dividends, net income attributable to Common Shareholders was $1.6 million for the current period compared to net loss of ($7.9 million) for 2002 three-month period. Basic and diluted earnings (loss) per share were $0.02 as compared to ($0.19) for the three-month comparable periods.

For the six months ending June 30, 2003, revenue increased 137% to $19.0 million as compared with revenue of $8.0 million for the same period a year ago. Revenues earned from work in Iraq in the first two quarters of 2003 were $12.1 million (including a first quarter equipment sale of $6.6 million). In the current six-month period earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $7.2 million to $7.1 million. The Company's income from continuing operations was $5.2 million for the current six-month period (prior period $1.8 million loss) and its income from discontinued operations was $0.01 million (prior period $7.2 million loss) resulting in a net income for the current period of $5.2 million (prior period $9.0 million net loss). After deducting preferred stock dividends, net income attributable to Common Shareholders was $4.2 million for the six months ending June 30, 2003, versus a net loss of ($10.6 million) for the 2002 six-month period. Basic earnings (loss) per share were $0.06 as compared to ($0.25) for the six-month comparable periods. Diluted earnings (loss) per share were $0.05 as compared to ($0.25) for the six- month comparable periods.

Prevention revenues for 2003 second quarter and six months were significantly higher than the 2002 periods due to the service activity and associated first quarter equipment sale in Iraq. Response service revenues were dramatically higher than last year due to our continued involvement in Iraq.

Boots & Coots' CEO Jerry Winchester said, "We are very pleased with our second consecutive quarter of strong financial performance as we continue to drive growth opportunities and build shareholder value. We remain committed to taking advantage of any and all opportunities to contribute to the expansion and development of the prevention side of our business while sustaining our internationally proven response capabilities as we continue our work in Iraq and other areas around the globe."

Kirk Krist, Boots & Coots' Chairman of the Board, stated, "This is an exciting time for our Company as our initiatives and efforts materialize with another positive earnings report this year. It is gratifying to see the fruition of our hard work reflected in this earnings report. Management has stayed on course by focusing on the continued growth of the prevention segment of our business and remains committed to improving our balance sheet. We have confidence in our efforts and are proud of the strides we have made in these endeavors."

ABOUT BOOTS & COOTS

Boots & Coots International Well Control, Inc., Houston, Texas, is a global emergency response company that specializes, through its Well Control unit, as an integrated, full-service, emergency-response company with the in-house ability to provide its expanded full-service prevention, response and restoration capabilities to the global needs of the oil and gas and petrochemical industries, including, but not limited to, oil and gas well blowouts and well fires as well as providing a complete menu of non-critical well control services.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.



Gross  Capital  Associates
Barry  Gross
361/949-4999
barry@grosscapital.com

                               (table to follow)
                                       ###

                   BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
                            SUMMARY OF OPERATING RESULTS

                 Three and Six Months Ended June 30, 2002 and 2003
                                    (UNAUDITED)
                      (in thousands except per share amounts)


-----------------------------------------------------------------------------------
                                            Three Months Ended    Six Months Ended
                                                 June 30,              June 30,
------------------------------------------  ------------------  -------------------
                                              2002      2003       2002      2003
------------------------------------------  ---------  -------  ----------  -------

Revenue                                     $  3,984   $ 8,026  $   7,994   $18,957
------------------------------------------  ---------  -------  ----------  -------

Income (Loss) Before Interest, Taxes,
Depreciation and Amortization                  ($387)  $ 2,860       ($51)  $ 7,132
------------------------------------------  ---------  -------  ----------  -------

Income (Loss) From Continuing Operations     ($1,738)  $ 1,854    ($1,803)  $ 5,152
------------------------------------------  ---------  -------  ----------  -------

Income (Loss) From Discontinued
Operations, net of tax                       ($5,422)       --    ($7,187)  $    15
------------------------------------------  ---------  -------  ----------  -------

Net Income (Loss)                            ($7,160)  $ 1,854    ($8,990)  $ 5,167
------------------------------------------  ---------  -------  ----------  -------

Preferred Dividend Requirements and
Accretion                                   $    762   $   265  $   1,592   $   997
------------------------------------------  ---------  -------  ----------  -------

Net Income (Loss) Attributable to
Common Shareholders                          ($7,922)  $ 1,589   ($10,582)  $ 4,170
------------------------------------------  ---------  -------  ----------  -------
Basic Earnings Income (Loss) Per Common
Share:
  -  Continuing Operations                     (0.06)     0.02      (0.08)     0.06
  -  Discontinued Operations                   (0.13)     0.00      (0.17)     0.00
  -  Net Income (loss)                         (0.19)     0.02      (0.25)     0.06
------------------------------------------  ---------  -------  ----------  -------
Diluted Earnings Income (Loss) Per Common
Share:
  -  Continuing Operations                     (0.06)     0.02      (0.08)     0.05
  -  Discontinued Operations                   (0.13)     0.00      (0.17)     0.00
  -            Net Income (loss)               (0.19)     0.02      (0.25)     0.05
------------------------------------------  ---------  -------  ----------  -------
Weighted Average Common Shares
Outstanding
  -  Basic                                    42,180    82,726     41,811    68,125
  -  Diluted                                  42,180    98,508     41,811    85,546
-----------------------------------------------------------------------------------

BOOTS  &  COOTS  INTERNATIONAL  WELL  CONTROL,  INC.
                UNAUDITED RECONCILIATION BETWEEN CONSOLIDATED STATEMENT OF
       OPERATIONS AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

                    Three  and Six Months Ended June 30, 2002 and 2003
                                      (in thousands)

------------------------------------------------------------------------------------------
                                                    Three Months Ended   Six Months Ended
                                                           June30,            June30,
---------------------------------------------------  -----------------  ------------------
                                                       2002      2003     2002      2003
---------------------------------------------------  ---------  ------  ---------  -------

Net Income (Loss)                                     ($7,160)  $1,854   ($8,990)  $5,167
---------------------------------------------------  ---------  ------  ---------  -------

(Income) Loss from Discontinued Operations, Net of
 Income Taxes                                        $  5,422       --  $  7,187     ($15)
---------------------------------------------------  ---------  ------  ---------  -------

Income Tax Expense                                   $    158   $  271  $    173   $  575
---------------------------------------------------  ---------  ------  ---------  -------

Interest Expense and Other (Income)                  $    905   $  481  $  1,005   $  906
---------------------------------------------------  ---------  ------  ---------  -------

Depreciation and Amortization                        $    288   $  254  $    574   $  499
---------------------------------------------------  ---------  ------  ---------  -------

Earnings Before Interest, Taxes, Depreciation and
Amortization                                            ($387)  $2,860      ($51)  $7,132
------------------------------------------------------------------------------------------